                                                                      EXHIBIT 11

                       AMERICAN ONCOLOGY RESOURCES, INC.

                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                                                          Three Months
                                                                          Ended March 31,

                                                                     1998                1997
                                                              ------------------   ----------------
NET INCOME............................................              $  6,871           $  5,072
                                                                    ========           ========

OUTSTANDING AT END OF PERIOD:
     Shares of Common Stock...........................                31,531             27,531
     Commitments to issue Common Stock at specific                    17,035             17,417
      future dates....................................
     Effect of weighting..............................                  (607)              (357)
                                                                    --------           --------

Total Shares Used in per share calculation - basic....                47,959             44,591
                                                                    ========           ========
Net income per share - basic..........................              $   0.14           $   0.11
                                                                    ========           ========
ASSUMING FULL DILUTION:
     Outstanding per above............................                47,959             44,591
     Options to purchase Common Stock                                  5,362              5,170
     Effect of weighting and treasury stock method....                (3,381)            (2,369)
                                                                    --------           --------
Total shares used in per share calculation - diluted..                49,940             47,392
                                                                    ========           ========
Net income per share -- diluted.......................              $   0.14           $   0.11
                                                                    ========           ========